THE GENLYTE GROUP INCORPORATED
                               2345 VAUXHALL ROAD
                                 P. O. BOX 3148
                              UNION, NJ 07083-1948


                              --------------------


                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 1997

                                                                  MARCH 20, 1997


                              --------------------

                                 PROXY STATEMENT

                              --------------------


                                  INTRODUCTION

      The Annual Meeting of Stockholders (the "Annual Meeting") of The Genlyte Group Incorporated ("Genlyte") will be held on April 24, 1997 at the offices of Arthur Andersen LLP, 1345 Avenue of the Americas, Third Floor, New York, NY 10105 at 10:00 AM, local time, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying form of proxy are being furnished in connection with the solicitation by Genlyte's Board of Directors of proxies to be voted at such meeting and at any and all adjournments or postponements thereof.

      This proxy statement and accompanying form of proxy are first being sent to stockholders on or about March 20, 1997.


                       ACTION TO BE TAKEN UNDER THE PROXY

      All proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including any adjournments or postponements thereof) in accordance with the specifications therein, or, if no specifications are made, will be voted FOR the nominees to the Board of Directors named in this proxy statement and listed in the accompanying form of proxy.

      If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Genlyte, or by attending the Annual Meeting and voting in person.


                              ELECTION OF DIRECTORS

      The Board of Directors of Genlyte currently consists of Avrum I. Drazin (Chairman), Glenn W. Bailey, Robert B. Cadwallader, David M. Engelman, Fred Heller, Frank Metzger and Larry K. Powers. Each of the directors elected at the Annual Meeting will hold office for a term ending at the Annual Meeting of Stockholders to be held in April of 2000 and until his successor has been duly elected and qualified. Messrs. David M. Engelman, Fred Heller, and Dr. Frank Metzger have been nominated to the Board of Directors for reelection at the Annual Meeting.

      If, for any reason, Messrs. Engelman, Heller or Dr. Metzger are not candidates when the election occurs, which is not anticipated, it is intended that the proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

      Information about the nominees for election as directors and incumbent directors, including biographical and employment information, is set forth below.

NOMINEES FOR ELECTION AS DIRECTORS

David M. Engelman (64)...........   Mr.  Engelman  was  elected  a  Director  of
                                    Genlyte at the December  1993 meeting of the
                                    Board of Directors.  This  appointment  took
                                    effect on January 1, 1994. Mr.  Engelman was
                                    employed by General  Electric  Company  from
                                    1954  through  1993  and held a  variety  of
                                    general management positions. He was elected
                                    as a Vice  President of General  Electric in
                                    1982  and  was in  charge  of  international
                                    electrical    distribution    and    control
                                    operations. Mr. Engelman is a member of the Board of Directors of The Mayer Electric
                                    Supply Company, Incorporated. He is a member of the Compensation Committee of the Genlyte
                                    Board of Directors.

Fred Heller (72).................   Mr.  Heller  was  Chairman  of the  Board of
                                    Genlyte from July 1989 until  December 1993,
                                    when he resigned as  Chairman  but  retained
                                    his  position  as a Director  of Genlyte and
                                    holds  the   honorary   title  of   Chairman
                                    Emeritus.  He served as President of Genlyte
                                    from its incorporation in January 1985 until
                                    July 1989 and served as acting  President of
                                    Genlyte  from  January  1991 to August 1991.
                                    From  August  1981 to  September  1985,  Mr.
                                    Heller  was  President  and Chief  Executive
                                    Officer  of  Lightolier  Incorporated.   Mr.
                                    Heller is a member of the Board of Directors of Concord Fabrics, Inc. He is Chairman of the Audit Committee of the Genlyte Board of Directors.

Frank Metzger (68)...............   Dr.   Metzger  was  elected  a  Director  of
                                    Genlyte at the January  1985  meeting of the
                                    Genlyte Board of Directors.  Dr. Metzger has
                                    been   President   of   Metzger  &  Company,
                                    management consultants,  since June 1988. He
                                    served        as         Senior         Vice
                                    President-Administration     for     Bairnco
                                    Corporation ("Bairnco") from July 1986 until his retirement from Bairnco in May 1988 and Vice President-Administration for Bairnco from its organization in 1981 until June
                                    1986. Bairnco was Genlyte's corporate parent until Genlyte was spun off to Bairnco's shareholders in 1988. He is Chairman of the Compensation Committee of the Genlyte Board of Directors.

Incumbent Directors
Glenn W. Bailey (71).............   Mr.  Bailey  was  Chairman  of the  Board of
                                    Genlyte  from its  incorporation  in January
                                    1985 until July 1989, when he resigned as Chairman but retained his position as a Director of Genlyte. He was Chairman and
                                    President of Bairnco from its incorporation in January 1981 until May 1990. Mr. Bailey is a member of the Nominating Committee of the Genlyte Board of Directors.

Robert B. Cadwallader (67).......   Mr.  Cadwallader  was  elected a Director of
                                    Genlyte at the January  1985  meeting of the
                                    Genlyte Board of Directors.  Mr. Cadwallader
                                    is  currently   President   of   Cadwallader
                                    Company,    Inc.,   a   furniture   industry
                                    consulting firm and President of Cadwallader
                                    Fabrics Inc., a textile industry  consulting
                                    and  agency  concern.  Mr.  Cadwallader  was
                                    President  of  Cadwallader   and  Sangiorgio
                                    Associates,   a   manufacturer   of   office
                                    furniture, from October 1986 until September
                                    1989. From November 1983 to March 1985, he served as Vice Chairman of SunarHauserman, Inc., a manufacturer of movable partitions, fabrics and systems. During the same period he served as Director of Hauserman, Inc., the parent corporation of SunarHauserman,
                                    Inc. Mr. Cadwallader is a member of the Audit Committee of the Genlyte Board of
                                    Directors.

Avrum I. Drazin (68).............   Mr. Drazin was elected Chairman of the Board
                                    of Genlyte in January 1994 and has served as a Director of Genlyte since January 1991.
                                    Mr. Drazin
                                    served as President of Genlyte from February
                                    1992 until December 1993 and has served as President of Canlyte, Inc. ("Canlyte"), a wholly owned subsidiary of Genlyte, since its incorporation in July 1984. He served as President of Lightolier Canada from January
                                    1965 until June 1984. Mr. Drazin is Chairman of the Nominating Committee and is a member of the Compensation Committee of the Genlyte
                                    Board of Directors.

Larry K. Powers (54).............   Mr. Powers was appointed President and Chief
                                    Executive Officer of Genlyte in January 1994
                                    and has  served  as a  Director  since  July
                                    1993.  He  has  held  a  variety  of  sales,
                                    marketing and general  management  positions
                                    in the  lighting  industry.  From  September
                                    1979  until  April  1989,   Mr.  Powers  was
                                    President        of         Hadco/Craftlite.
                                    Hadco/Craftlite    was    acquired    by   a
                                    predecessor  of Genlyte  in July  1983.  Mr.
                                    Powers then served as President of the HID/Outdoor Division of Genlyte from May
                                    1989  until  June  1993.  From  July 1993 to
                                    December 1993, he served as President of Genlyte U.S. Operations and Executive Vice
                                    President of Genlyte.

BOARD AND COMMITTEE  MEETINGS

      During 1996, Genlyte's Board of Directors met eight times for regular meetings and one time for a special telephonic meeting. In addition, the directors receive and review monthly reports of Genlyte's financial performance and management confers frequently with its directors on an informal basis to discuss company affairs. During 1996, each of the directors attended at least 75 percent of the meetings of the Board and the Board Committees of which such director was a member.

      The Board has established standing Audit, Compensation and Nominating Committees. The Board has established the Audit Committee to recommend the firm to be appointed as independent accountants to audit Genlyte's financial statements and to perform services related to the audit, review the scope and results of the audit with the independent accountants, and consider the adequacy of the internal accounting and control procedures of Genlyte. Members of this committee are Messrs. Cadwallader and Heller, with Mr. Heller serving as Chairman. During 1996, the Audit Committee met one time.

      The Compensation Committee reviews and recommends the compensation arrangements for all executive officers, approves such arrangements for other senior level employees, and administers and takes such other action as may be required in connection with certain compensation plans of Genlyte and its operating subsidiaries. Members of the Compensation Committee are Messrs. Drazin and Engelman and Dr. Metzger, with Dr. Metzger serving as Chairman. During 1996, the Compensation Committee met three times.

      The Nominating Committee reviews and recommends to the Board of Directors the appropriate size and composition of the Board of Directors as well as the Boards of Directors of Genlyte's various subsidiaries. The Nominating Committee will not consider recommendations from Genlyte's stockholders because the Committee believes it has sufficient resources and contacts to fulfill its obligations without considering such stockholder recommendations. Members of the Nominating Committee are Messrs. Bailey and Drazin, with Mr. Drazin serving as Chairman. During 1996, the Nominating Committee met two times.

COMPENSATION OF DIRECTORS

      During 1996, each director, other than any director employed by Genlyte, which for purposes of this section does not include employees of its subsidiaries, received a retainer of $8,000 and $2,000 for each Board meeting attended and each committee meeting attended on a day on which the Board of Directors did not meet. The Chairman of the Board received a retainer of $12,000 and $3,000 for each Board meeting attended and each committee meeting attended on a day on which the Board of Directors did not meet. Directors employed by Genlyte are not paid any fees or additional compensation for services rendered as members of the Board or any of its committees. Directors, excluding employees of Canlyte, Genlyte's wholly-owned subsidiary, who also serve on the Board of Directors of Canlyte are compensated for attendance at such meetings at the rate of $2,000 (Canadian) per Board meeting or for committee meetings held on days other than regular Board meeting days.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As noted above, Messrs. Avrum I. Drazin, David M. Engelman and Dr. Frank Metzger served as members of the Board's Compensation Committee during 1996. Mr. Drazin is Chairman of Genlyte, was formerly President of Genlyte and is President of Canlyte, Inc., one of the Company's subsidiaries. Directors Heller and Powers also serve on the Canlyte, Inc. Board of Directors. Dr. Metzger periodically provides consulting services to Lightolier, a division of Genlyte. During 1996, Dr. Metzger earned $5,730 for consulting services provided to Lightolier.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

NUMBER OF SHARES OUTSTANDING AND RECORD DATE

      Only holders of record of Genlyte Common Stock, par value $.01 per share ("Genlyte Common Stock"), at the close of business on March 3, 1997 are entitled to notice of, and to vote at, the Annual Meeting. Holders of Genlyte Common Stock are entitled to one vote for each share held on the matters properly presented at the Annual Meeting.

      On March 3, 1997, there were 13,134,074 shares of Genlyte Common Stock issued and outstanding. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes present in person or represented by proxy at the Annual Meeting is required to elect directors.

      Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the matters to be acted upon at the Annual Meeting, and an abstention will have the effect of a vote against any proposal requiring an affirmative vote of a majority of the shares present and entitled to vote thereon.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Genlyte Common Stock by the only persons (other than Glenn W. Bailey as discussed below) known to Genlyte to be the beneficial owners of more than 5% of the issued and outstanding Genlyte Common Stock as of March 3, 1997:

                                                                             AMOUNT AND NATURE
                                                                               OF BENEFICIAL
         NAME AND ADDRESS                                                      OWNERSHIP OF         PERCENT
        OF BENEFICIAL OWNER                                                    COMMON STOCK        OF CLASS
         -----------------                                                    --------------        -------
     FMR Corp. .........................................................       1,345,000 (l)         10.2%
         82 Devonshire Street
         Boston, Massachusetts 02109-3614
     Marvin C. Schwartz.................................................       1,200,890 (2)          9.1%
         c/o Neuberger & Berman
         605 Third Avenue
         New York, NY 10158-3698

----------
(1) According to the Schedule 13G furnished to Genlyte by FMR Corp., FMR Corp. is a holding company and has sole power to vote and to dispose of such shares through its control of its wholly-owned subsidiary, Fidelity Management Research Company, the beneficial owner of such shares. The
      Schedule 13G also reports that Edward C. Johnson 3rd, Chairman of FMR Corp., and FMR Corp. each has sole power to dispose of the balance of the 1,345,000 shares reported through FMR's acting as investment advisor to certain other funds, including Fidelity Capital Builder Fund, the owner of 925,000 of such shares. The power to vote the shares held by such funds resides with the funds' Boards of Trustees.
(2) According to the Schedule 13D furnished to Genlyte by Marvin C. Schwartz, he held sole power to vote and to dispose of 337,400 of such shares through his personal account in which he holds 252,400 of such shares and through his management of an individual account for the benefit of a partner of Neuberger & Berman with respect to 85,000 of such shares. The
      Schedule 13D also reports 238,990 shares owned by the Neuberger & Berman Profit Sharing Trust (the "Plan") of which Marvin C. Schwartz is co-trustee. The power to vote and dispose of the shares held by such funds is shared with the Plan's trustees. In addition, 624,500 shares are held in several accounts for the benefit of Mr. Schwartz's family. Mr. Schwartz is the beneficial owner of such shares based on his discretionary and shared dispositive power over such accounts.

     The following table presents information regarding beneficial ownership of Genlyte Common Stock by each member of the Board of Directors, the Named Officers (defined infra), and all directors and executive officers as a group as of March 3, 1997.

                                                                           AMOUNT AND NATURE OF
                                                                         BENEFICIAL OWNERSHIP OF   PERCENT
               NAME                                                        GENLYTE COMMON STOCK    OF CLASS
               -----                                                       ---------------------    -------
     Glenn W. Bailey
         14 Bassett Creek Trail N., Hobe Sound, FL 33455................       1,425,000 (1)         10.8%
     Neil M. Bardach....................................................          11,472 (2)             *
     Robert B. Cadwallader..............................................             300                 *
     Avrum I. Drazin....................................................         180,774 (3)          1.4%
     Zia Eftekhar.......................................................          25,897 (4)             *
     David M. Engelman..................................................          17,500 (5)             *
     Fred Heller........................................................         144,000 (6)          1.1%
     Frank Metzger......................................................         135,750 (7)          1.0%
     Dennis Musselman...................................................           5,465 (8)             *
     Larry K. Powers....................................................          76,031 (9)             *
     All directors and executive officers as a group
         (11 persons including those named).............................       2,057,008 (10)        15.7%

----------
   * The percentage of shares owned by such director or named officer does not exceed 1% of the issued and outstanding Genlyte Common Stock.
  (1) Includes 210,000 shares of Genlyte Common Stock owned by Mr. Bailey's spouse as to which Mr. Bailey disclaims beneficial ownership.
  (2) Includes 10,000 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
  (3) Includes 1,000 shares of Genlyte Common Stock owned by Mr. Drazin's spouse as to which Mr. Drazin disclaims beneficial ownership and 40,000 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
  (4) Includes 3,000 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
  (5) Includes 7,500 shares of Genlyte Common Stock owned by Mr. Engelman's spouse as to which Mr. Engelman disclaims beneficial ownership and 5,000 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
  (6) Includes 90,266 shares of Genlyte Common Stock owned by Mr. Heller's spouse as to which Mr. Heller disclaims beneficial ownership and 10,000 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
  (7) Includes 28,000 shares of Genlyte Common Stock owned by Dr. Metzger's spouse as to which Dr. Metzger disclaims beneficial ownership.
  (8) Includes 5,000 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
  (9) Includes 26,500 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.
 (10) Includes an aggregate of 341,766 shares of Genlyte Common Stock owned by the spouses of certain of Genlyte's executive officers and directors as to which each such executive officer or director disclaims beneficial ownership and 111,700 shares of Genlyte Common Stock which may be acquired upon the exercise of options which are presently exercisable.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was comprised during fiscal 1996 of Messrs. Avrum I. Drazin, David M. Engelman and Dr. Frank Metzger, with Dr. Metzger serving as Chairman. All Committee members except Mr. Drazin are outside directors. The Committee reviews and recommends the compensation arrangements for all executive officers, approves such arrangements for other senior level employees, and administers and takes such other actions as may be required in connection with certain compensation plans of Genlyte and its operating subsidiaries. The Board of Directors reviews and approves recommendations made by the Compensation Committee relating to the compensation of Genlyte's executive officers.

     The Compensation Committee has prepared the following report with respect to executive compensation at Genlyte.

COMPENSATION PHILOSOPHY

     Genlyte's compensation philosophy is to provide competitive pay for competitive performance and superior pay for superior performance. Genlyte seeks to ensure that its executive compensation programs and policies relate to and support its overall objective to enhance stockholder value through the profitable management of its operations. To achieve this goal, the following objectives serve as guidelines for compensation decisions:

      o Provide a competitive total compensation framework that enables Genlyte to attract, retain and motivate key executives who will contribute to Genlyte's success;

      o Ensure that compensation programs are linked to performance on both an individual and operating unit level; and

      o Align the interests of employees with the interests of stockholders by encouraging employee stock ownership.

COMPONENTS OF COMPENSATION

     Genlyte's compensation strategy incorporates a combination of cash and equity-based compensation as follows:

      o A performance management system that relates individual base salary changes to a formal process in which individual performance is reviewed, discussed and evaluated.

      o Short-term incentive programs that provide executives with the opportunity to add substantial variable compensation to their annual base salaries through attainment of specific, measurable goals intended to encourage high levels of organizational performance and superior achievement of individual objectives.

      o Long-term incentive opportunities in the form of stock options in which rewards are linked directly to stockholder gains. For fiscal year 1996, Genlyte's compensation programs consisted of:

BASE SALARY

     Salary pay levels at Genlyte are competitive with the marketplace. The Compensation Committee uses commercially published surveys prepared by established compensation consulting firms to assure that base compensation levels are positioned relative to the range that is generally paid to executives having similar levels of experience and responsibility at companies of comparable size and complexity. Data is drawn from the electric lighting equipment and supply industry as well as general industry survey data. Consideration is also given to other factors such as individual performance and potential.

SHORT-TERM INCENTIVES

     Executives  and  key  employees  of  Genlyte  participate  in a  short-term incentive program which rewards the achievement of profit and profit-related objectives. These employees are afforded an opportunity to earn substantial variable compensation each year through participation in the Management Incentive Compensation (MIC) Program. This program combines elements of profit sharing, in which total management performance is rewarded only to the extent also realized by stockholders as measured in Earnings Per Share (EPS), Earnings Before Interest and Taxes (EBIT), and Return on Capital Employed (ROCE), and in terms of individual performance, as measured by achievement of specific, measurable goals established by participants and approved by management.

     Funding for MIC awards is formula-driven based on achievement of financial goals for each operating unit. The Board of Directors reviews and approves profit and profit-related objectives at the beginning of each year. By policy, the level of funding which results from the MIC formulas cannot be modified and the total payout of awards for all MIC participants is limited to 15 percent of Genlyte's profit before taxes each year. In order to maximize results, objectives are typically established at a level of performance above normal expectations. Consideration is also given to past financial performance as a means to ensure that consistent and sustained business results are achieved.

     Actual individual MIC awards are dependent upon three factors: (1) the requirement that stated objectives be met by both individual participants and their operating units; (2) the relative success and extent to which those objectives are achieved; and (3) the participant's relative level within the organization as determined annually according to policy guidelines.

      In 1996, the Compensation Committee and the Board of Directors reviewed and approved the renewal of the MIC Program, related policies, and all recommended MIC awards.

LONG-TERM INCENTIVES

      Genlyte believes that the interests of stockholders and executives become more closely aligned when such executives are provided an opportunity to acquire a proprietary interest through ownership of its Common Stock. Through the 1988 Genlyte Stock Option Plan, officers and key employees are granted options to purchase Genlyte Stock and maintain significant share ownership within the parameters of the program. Most grants are exercisable in installments commencing two years after the date of grant. The exercise price of options is set, and has at all times in the past been set, at fair market value or book value, whichever is higher.

      In December 1992, a "performance-vested" stock option approach was developed with respect to particular options granted to certain executives. Such options were designed to provide added compensation for superior performance and are exercisable upon achievement of specified EPS goals as approved by the Compensation Committee and the Board of Directors.

BENEFITS

      Genlyte's executive officers participate in the same pension, health and benefit programs that are generally available to other employees who are not the subject of collective bargaining agreements. There are no special executive officer plans with the exception of a now inactive Supplemental Employee Retirement Plan in which two long-term executive officers still participate.

CHIEF EXECUTIVE OFFICER COMPENSATION

      Mr. Powers served as Chief Executive Officer in 1996 at a salary of $310,000 per annum. Mr. Powers received $232,400 in incentive compensation for 1996 recognizing a significant improvement in the EPS over prior year, as well as the level of achievement of Mr. Powers' personal objectives. In 1996 the Compensation Committee recommended and the Board of Directors approved stock option grants for Mr. Powers of 52,500 shares in recognition of its assessment of his ability and dedication to enhance the long-term value of Genlyte for the stockholders. These grants are consistent with the overall design of the option program.

CONCLUSION

      In summary, the Compensation Committee continued its policy in fiscal year 1996 of linking executive compensation to Genlyte performance. The outcome of this process is that stockholders receive a fair return on their investment while executives are rewarded in an appropriate manner for meeting or exceeding performance objectives. The Committee believes that Genlyte's compensation levels adequately reflect its philosophy of providing competitive pay for competitive performance and superior pay for superior performance. Likewise, the Committee believes that Genlyte's executive compensation programs and policies are supportive of its overall objective to enhance stockholder value through the profitable management of its operations.


                                 Frank Metzger, Chairman
                                 Avrum I. Drazin
                                 David M. Engelman

EXECUTIVE COMPENSATION

     The following table sets forth information concerning annual, long-term and other compensation for services in Genlyte of those persons who were, on December 31, 1996, Genlyte's (i) chief executive officer and (ii) other four most highly compensated executive officers (together, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                      ---------------------------------------
                                      ANNUAL COMPENSATION                   AWARDS               PAYOUT
                               ---------------------------------      -------------------   -----------------
                                                           OTHER                STOCK      LONG-      ALL
NAME AND                                                  ANNUAL     RESTRICTED OPTIONS/    TERM     OTHER
PRINCIPAL POSITION     YEAR   SALARY ($)    BONUS ($)   COMP ($)     AWARDS ($) SARS (#)  PAYOUT($)  COMP ($)
---------------       ----     --------     --------     -------      --------- --------   -------- --------
Larry K. Powers       1996     309,423      232,400       4,380 (1,2)      0     52,500         0        0
   President &        1995     280,000      161,850       4,398 (1,2)      0     35,000         0        0
   CEO                1994     278,942       73,900 (3)   1,478 (1,2)      0          0         0        0

Neil M. Bardach       1996     174,423      103,488           0            0      5,000         0        0
   Vice President,    1995     165,000       78,624           0            0     10,000         0        0
   CFO & Treasurer    1994      79,327       25,000           0            0     20,000         0        0

Avrum I. Drazin
   Pres, Canlyte;     1996     230,733(2)    17,498      36,000 (4)        0      5,000         0   11,823 (2,5)
   Chairman of the    1995     226,008(2)    10,951      36,000 (4)        0     10,000         0   10,851 (2,5)
   Board/Genlyte      1994     221,805(2)     3,645 (3)  36,000 (4)        0          0         0    9,776 (2,5)

Zia Eftekhar          1996     200,000       63,263           0            0      7,500         0   46,050 (5)
   President          1995     200,000       15,208      35,780 (6)        0     10,000         0   13,425 (5)
   Lightolier Div.    1994     184,519      191,646 (3)       0            0          0         0   14,703 (5)

Dennis Musselman
   VP & General       1996     135,000      141,308           0            0      5,000         0        0
   Manager Hadco      1995     129,615      105,950           0            0      7,000         0        0
   Div.               1994     125,000       83,280 (3)       0            0      7,200         0        0

----------
(1)   Director's fees for Canlyte, Inc., Genlyte's wholly owned subsidiary.
(2) These figures were converted from Canadian dollars to U.S. dollars using the exchange rate as of the last day of the fiscal year for that period.
(3) Includes payment made in 1997 of a portion of 1994 bonus earned contingent on subsequent earnings.
(4)   Director's retainer and fees in U.S. dollars.
(5) Represents service and interest expense accrual for Supplemental Employee Retirement Plan benefit.
(6)   Represents expenses for relocation and related fees.

OPTION GRANTS

     Shown below is further information on grants of stock options pursuant to the 1988 Stock Option Plan during the fiscal year ended December 31, 1996 to the Named Officers reflected in the Summary Compensation Table. No stock appreciation rights were granted under that Plan during fiscal 1996.

                          OPTION GRANTS IN FISCAL 1996

                                INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------------

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE OF ASSUMED
                                            % OF                                         ANNUAL RATES OF STOCK
                                        TOTAL OPTIONS                                     PRICE APPRECIATION
                                         GRANTED TO     EXERCISE OR                       FOR OPTION TERM (2)
                           OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION       ----------------------
         NAME          GRANTED (#)(1)    FISCAL YEAR     ($/SHARE)        DATE            5% ($)       10%($)
         -----          -------------    ----------      --------         -----           ------       -------
Larry K. Powers..........    35,000          16.5%         $ 7.50       08/22/2001        $72,524     $160,259
                             17,500           8.3%         $10.25       12/18/2001        $49,558     $109,510
Neil M. Bardach..........     5,000           2.4%         $ 7.50       08/22/2001        $10,361     $ 22,894
Avrum I. Drazin..........     5,000           2.4%         $ 7.50       08/22/2001        $10,361     $ 22,894
Zia Eftekhar.............     7,500           3.5%         $ 7.50       08/22/2001        $15,541     $ 34,341
Dennis Musselman.........     5,000           2.4%         $ 7.50       08/22/2001        $10,361     $ 22,894

----------
(1) These options were granted to the Named Officer five years prior to the indicated expiration date and are exercisable at the rate of 50% per year commencing two years after the date of grant. In the event of certain mergers, consolidations or reorganizations of Genlyte or any disposition of substantially all the assets of Genlyte or any liquidation or dissolution of Genlyte, then in most cases all outstanding options not exercisable in full shall be accelerated and become exercisable in full for a period of 30 days. In addition, in the event of certain changes in control of Genlyte or of its Board of Directors, then any outstanding option not exercisable in full shall in most cases be accelerated and become exercisable in full for the remaining term of the option.
(2) Realizable value is shown net of option exercise price, but before taxes associated with exercise. These amounts represent assumed compounded rates of appreciation and exercise of the options immediately prior to the expiration of their term. Actual gains, if any, are dependent on the future performance of the Common Stock, overall stock market conditions, and the optionee's continued employment through the exercise period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to the exercised/unexercised options to purchase Genlyte's Common Stock granted in fiscal 1996 and prior years under Genlyte's 1988 Stock Option Plan to the Named Officers and held by them on December 31, 1996.


                    OPTION EXERCISES AND YEAR-END VALUE TABLE

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                            AND FY-END OPTION VALUES

                                                                     NUMBER OF          VALUE OF UNEXERCISED
                                      SHARES                    UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                     ACQUIRED                      AT FY-END (#)          AT FY-END ($) (1)
                                        ON           VALUE         EXERCISABLE/             EXERCISABLE/
       NAME                          EXERCISE    REALIZED ($)      UNEXERCISABLE            UNEXERCISABLE
       -----                        -----------  ------------    ----------------        -------------------
Larry K. Powers                        22,500         60,525        26,500/103,500          $206,983/$498,334
Neil M. Bardach                             0              0       10,000/  25,000           $77,500/$151,250
Avrum I. Drazin .                      10,000         47,200       40,000/  55,000          $260,000/$392,550
Zia Eftekhar                           23,000         71,185        3,000/  41,500           $20,536/$264,032
Dennis Musselman .                          0              0        5,000/  19,200           $39,700/$105,478

----------
(1) Based upon the 12/31/96 closing price of $12.50 for Genlyte stock on the NASDAQ National Market System. Realizable value is shown net of option exercise price, but before taxes associated with exercise.

RETIREMENT PLAN

     The majority of Genlyte's employees who are employed in the United States and who are not represented by a collective bargaining unit become participants in a qualified noncontributory defined benefit pension plan (the "Plan") on the January 1st following their date of hire. Each of the Named Officers was a participant in the Plan during fiscal year 1996 except Mr. Drazin, who is a participant in a Canadian Pension Plan.

     The following table presents information regarding estimated annual benefits payable upon normal retirement at age 65 in the form of a single life annuity to persons in specified remuneration and years of service classifications:

                   FOR EMPLOYEES RETIRING AT AGE 65 IN 1997(1)

  AVERAGE COMPENSATION                                   YEARS OF SERVICE AT RETIREMENT (2)
     AT RETIREMENT                      5                10              15              20        25 OR MORE
  --------------------               -------          --------        --------        --------      ---------
$50,000                              $ 3,517           $ 7,035         $10,552         $14,070        $17,587
$100,000                               7,767            15,535          23,302          31,070         38,837
$152,000(3)                           12,187            24,375          36,562          48,750         60,937
Greater than $152,000(3)              12,187            24,375          36,562          48,750         60,937

----------

(1) For employees retiring at ages under 65, the estimated annual benefits would be lower.
(2) The amounts are based on the formula which became effective January 1, 1995.
(3) In accordance with provisions of the Omnibus Budget Reconciliation Act of 1993, effective January 1, 1994, the maximum allowable compensation permitted in computing a benefit was $150,000, subject to annual cost of living increases. For 1997, the maximum allowable compensation as provided under IRS 401(a)(17) is $160,000. Therefore, the highest possible final average compensation for a participant retiring in 1997 is $152,000. However, any accrued benefit as of December 31, 1994 which is based on compensation in excess of $150,000 for years prior to 1994 will be protected.

     Remuneration covered by the Plan in a particular year includes (1) that year's salary (base pay, overtime and commissions), and (2) compensation received in that year under the Management Incentive Compensation Plan. The 1996 remuneration covered by the Retirement Plan includes, for the recipients thereof, Management Incentive Compensation paid during 1996 with respect to 1995 awards.

     For each of the following Named Officers of Genlyte, the credited years of service under the Plan, as of December 31, 1996, and the remuneration received during 1996 covered by the Plan were, respectively, as follows:

                                                    COVERED            YEARS OF
             NAME                                COMPENSATION           SERVICE
             -----                               ------------           -------
      Larry K. Powers .......................       $150,000*             17
      Neil M. Bardach .......................       $150,000*              2
      Zia Eftekhar ..........................       $150,000*             29
      Dennis Musselman ......................       $150,000*              2

----------
*     As limited by the maximum  allowable  compensation  provided under IRS 401
      (a)(17) of $150,000 for 1996.

     Pension benefits at age 65 (normal retirement age) for active participants as of January 1, 1997 are calculated as follows: 1.2% of final five-year average pay up to covered compensation level, plus 1.7% of final five-year average pay over the covered compensation level, multiplied by the total years of recognized service, to a maximum of 25 years. All such participants will receive the greater of their benefit under the new formula or the benefit accrued under a prior plan formula as of December 31, 1994. In addition, certain maximum benefit limitations are incorporated in the Plan. The final five-year average pay is determined by taking the average of the highest consecutive five-year period of earnings within a ten-year period prior to retirement. The term "covered compensation", as defined by the Internal Revenue Service, refers to the 35-year average of the Social Security taxable wage bases applicable to a participant for each year projected to Social Security normal retirement age.

                        EMPLOYMENT PROTECTION AGREEMENTS

     Genlyte has entered into contracts with a group of key employees, including Messrs. Powers, Bardach, Drazin, Eftekhar and Musselman, that become effective if the employee is employed on the date a change of control (as defined in the agreement) occurs and that provide each such employee with a guarantee that his duties, compensation and benefits will generally continue unaffected for two (2) years following the change of control. In the event that an eligible employee's employment is terminated without cause by Genlyte or if the employee is constructively terminated within two (2) years following the change of control, such employee will receive either ( i ) the sum of (x) two (2) times the aggregate amount of his then current base salary, plus (y) two (2) times the average of his last three (3) annual awards paid under Genlyte' s Management Incentive Compensation Plan plus (z) the present value of any unvested benefits under Genlyte's qualified plans and the annual cost of the employee's participation in all employee benefit plans of Genlyte or (ii) if it would result in the employee receiving a greater net-after tax amount, a lesser amount equal to the amount that produces the greatest net-after tax amount for the employee. (An employee will be treated as having been constructively terminated if he quits after being removed from office or demoted, his compensation or benefits are reduced, his duties are significantly changed, his ability to perform his duties is substantially impaired or his place of employment is relocated a substantial distance from his principal residence.) These agreements will continue in effect at least until December 31, 1997 and automatically renew for an additional year as of each January 1 after December 31, 1997, unless Genlyte or the employee provides sixty (60) days written notice of non-renewal prior to such January 1.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Genlyte's directors and executive officers, and persons who own more than ten percent of Genlyte's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Genlyte. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Genlyte with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1996, Genlyte believes that there is compliance with all filing requirements applicable to its directors, officers and persons who own more than 10% of Genlyte's Common Stock.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee,  the Board of Directors has
appointed  Arthur  Andersen  LLP  as  Genlyte's  principal   independent  public
accountants for the year 1997.

     A representative of Arthur Andersen LLP, the Company's auditor for 1996, is expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and make a statement if desired to do so.


                1998 PROPOSALS BY HOLDERS OF GENLYTE COMMON STOCK

     Any proposal which a stockholder of Genlyte desires to have included in the proxy statement relating to the 1998 Annual Meeting of Stockholders must be received by Genlyte at its executive offices by no later than November 20, 1997. The executive offices of Genlyte are located at 2345 Vauxhall Road, P. O. Box 3148, Union, N. J. 07083-1948.

                          COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total return on the Common Stock of Genlyte with the cumulative total return on the NASDAQ Stock Market Index (U.S. companies) and the Electric Lighting & Wiring Equipment Index (SIC Group 364) from December 31, 1991(1). The graph assumes the investment of $100 in Genlyte Common Stock, the NASDAQ Stock Market Index, and the Electric Lighting & Wiring Equipment Index on December 31, 1991.

                [THE FOLLOWING TABLE REFERENCES A GRAPHIC CHART]

         THE GENLYTE              NASDAQ STOCK             ELECTRIC LIGHTING
            GROUP                 MARKET INDEX             & WIRING EQUIPMENT
         INCORPORATED           (U.S. COMPANIES)                   INDEX
         ------------           ----------------           ------------------

1991        $100                     $100                        $100
1992        $ 93.2                   $112.5                      $101
1993        $ 65.9                   $113.5                      $121
1994        $ 77.3                   $116.7                      $127.2
1995        $122.7                   $154.2                      $165
1996        $227.3                   $192.3                      $205

----------
(1) Total return calculations for the NASDAQ Stock Market Index, Electric Lighting & Wiring Equipment Index (consisting of approximately 26 companies), and Genlyte Stock were performed by Media General Financial Services.

                           EXPENSES AND OTHER MATTERS

EXPENSES OF SOLICITATION

     Genlyte will pay the costs of preparing, assembling and mailing this proxy statement and the material enclosed herewith. Genlyte has requested brokers, nominees, fiduciaries and other custodians who hold shares of its common stock in their names to solicit proxies from their clients who own such shares and Genlyte has agreed to reimburse them for their expenses in so doing.

     In addition to the use of the mails, certain officers, directors and other employees of Genlyte, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

OTHER ITEMS OF BUSINESS

     The Board of Directors does not intend to present any further items of business to the meeting and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

                                             By Order of the Board of Directors,



                                             DONNA R. RATLIFF
                                             SECRETARY


March 20, 1997